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                                                                   Exhibit 10.26

                            CENTURY ALUMINUM COMPANY

                            1996 STOCK INCENTIVE PLAN
                            IMPLEMENTATION GUIDELINES
                           [PERFORMANCE SHARE AWARDS]
                         (AS AMENDED DECEMBER 14, 2001)


1.       PURPOSE

         These guidelines ("Guidelines") are intended to provide direction for implementation of the Century Aluminum Company's (the "Company") 1996 Stock Incentive Plan (the "Plan") with respect to Performance Share Awards. The Plan is intended to advance the interests of the Company by enabling Executive Officers and other key employees of the Company and its Subsidiaries to acquire proprietary interests in the Company, which interests, to the extent deemed reasonably possible by the Committee, are "performance-based compensation" within Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, through achievement by the Company of specified future performance and earnings goals.

  2.     BACKGROUND AND GENERAL CONSIDERATIONS

         The Company is a relatively small new entrant in a highly volatile commodity business. Its goals are to grow and to achieve financial results that meet or exceed those attained by its best-performing competitors. The Company began its public existence in 1996 with several competitive disadvantages. It was small, its principal production facilities were high cost and approximately 40 years old, and it inherited the dual financial burdens of funding one of the nation's most under-funded pension plans and infusing needed capital into facilities badly in need of the same. Faced with these goals and challenges, Management has completed several important projects that will contribute to reaching the Company's goals. It has profitably divestited its non-profitable, capital-intensive, rolling business, acquired interests in the lower-cost Mt. Holly and Hawesville reduction plants and funded the pension plan, among other things.

         In retrospect, and looking forward, it is clear Managements' performance goals and objectives, and the weighting of those goals and objectives, appropriately may vary widely in importance from time-to-time. In order for the Implementation Guidelines to fulfill the purposes described above, then, the Goals established by the Committee likewise might vary in importance and weighting from time-to-time. Furthermore, in order to deal with the uncertainties of the volatile aluminum market, these Guidelines should provide flexibility to encourage the Company to manage through commodity cycles, not manage to them.
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         In general, Guideline Goals (as defined below) might include some or all of the following, or other factors determined by the Committee to be of material importance to the growth and profitability of the Company, weighted or valued as determined by the Committee:

               A. Strategic performance Goals, such as completing an acquisition, disposing of non-performing assets, achieving a strategic restructuring, competitively securing a key resource (e.g., electrical power or alumina) or developing key management through recruiting, training and succession planning;

               B. Cost reductions, such as lowering cash operating costs by targeted amounts, or meeting other operational improvement performance objectives such as successfully completing capital expenditure programs or contributing to the growth of the Company through research, processing or manufacturing improvements and marketing gains; and

               C. Meeting financial performance targets that may be the aggregate of each annual profit plan in any Plan Period or may be expressed in terms of (i) earnings per Share, (ii) pre-tax profits (either at the Company or business unit level), (iii) net earnings or net worth, (iv) return on equity or assets, (v) any combination of the foregoing, or (vi) any other standard or standards deemed appropriate by the Committee.

3.       DEFINITIONS

               A.          "Award" shall be as defined in Section 5.

               B. "Award Targets" generally shall include elements of all of the following, with the relative weighting of each element to be as determined by the Committee; however, the Committee retains full discretion to include fewer than all of these elements in an Award
                           Target:

                           (1) The achievement of one or more strategic or other Goals of the sort described in Section 2. A.; and

                           (2) The accomplishment of cost improvements or other operational performance Goals as generally described in Section 2. B; and

                           (3) The attainment by the Company of specified financial performance Goals as described in Section
                           2. C.

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         Goals set for Award Target purposes shall be guided by (but need not be the same as) the goals and objectives for the Company as contained in and submitted to the Board annually in Company three-year business plans.

               C. "Board" shall mean the Board of Directors of the Company.

               D. "Committee" shall mean the Compensation Committee of the Board of Directors of the Company, two members or more of whom shall be "outside directors" within the meaning of Internal Revenue Code Section 162(m).

               E.          "Company" shall mean Century Aluminum Company.

               F. "Participant" shall mean any full-time salaried employee of the Company or a Subsidiary designated as a Participant by the Committee.

               G. "Performance Shares" shall have the meaning set forth in the Plan and shall entitle the grantee to receive one share of the Company's common stock for each Performance Share awarded.

               H. "Plan Periods" shall mean overlapping periods of three consecutive calendar years each, the first of which commenced January 1, 2001, and will end December 31, 2003.

               I.          "Section" shall mean a section of these Guidelines.

               J. "Subsidiary" shall mean any corporation the voting stock of which is 50% or more is owned, directly or indirectly, by the Company.

4.       TERM

         Implementation of these Guidelines shall commence with the Plan Period that commenced as of January 1, 2001, and shall continue until such time as terminated by the Board.


5.       AWARD

               A. AWARD. The Committee, on or before each May 15 during each of the Plan Periods, shall make an award of Performance Shares to each Participant, which award shall be communicated in writing to each Participant by the Chief Executive Officer of the Company. Initially, Awards shall not be granted in amounts that exceed the

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                           applicable percentages set forth below (i.e., 45% to
                           100%). Awards may be increased above those amounts only at the end of a Plan Period, and then only in the event (and to the extent) that the Committee determines the Company has exceeded its Target or Targets. For an Award to be granted at 150% of the applicable percentage, the Committee must determine that the Company has exceeded every one of its Targets for the applicable Plan Period. Awards will be issued as provided in Section 6. The Award for each Participant shall be determined by creating a monetary award, and converting that monetary award to Performance Share units. The monetary award shall be a percentage of such Participant's base salary (within the allowable range), which percentage shall be established by the Committee at the beginning of each of the Plan Periods. The allowable percentages are as follows:


                        PARTICIPANT'S POSITION    RANGE OF ALLOWABLE PERCENTAGES
                        ----------------------    ------------------------------
                                                         (of Base Salary)

                           CEO; President                   45% to 100%
                           Executive VPs                    45% to 80%
                           All Other VPs                    45% to 60%
                           Business Unit Head
                           and Senior Staff                 15% to 45%

                           The number of Performance Shares in a Participant's Award shall be determined by dividing the Participant's monetary award by the average closing price for the Company's common stock for the month preceding the month in which the grant is made.

                  B.       AWARD TARGET; ADJUSTED AWARD; AMENDING TARGET
                           ASSUMPTIONS.


                           (1) COMMITTEE DISCRETION. Notwithstanding any other provision of these Guidelines, the Committee shall have full and complete discretion to modify any award otherwise payable hereunder in light of considerations deemed appropriate by the Committee. This discretion shall include the right to determine that no award should be payable.

                           (2) AWARD TARGET. If the Award Targets are achieved in their entirety within the expectations of the Committee, then Participants shall be issued the number of shares equal to the number of Performance Share units in Participants' Awards initially granted as provided in Section 5. A.

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                           (3)      ADJUSTED AWARD. If some or all of the Award
                                    Targets are exceeded, the Committee may
                                    approve Awards in excess of the initial
                                    grants; however, the Committee may not
                                    approve Awards at the 150% level unless all of the Award Targets have been exceeded. If the Award Targets are not achieved in their entirety, Awards shall be adjusted downward from the initial Awards or eliminated entirely, at the discretion of the Committee, and Participants shall be issued proportionally reduced number of shares, or none at all.

                           (4)      AMENDING AWARD TARGET ASSUMPTIONS.
                                    Achievement of specified financial Award
                                    Targets under Section 3. C. may depend on the accuracy of the Company's forecasts of LME primary aluminum prices. In such cases, to the extent average LME prices vary, plus or minus, by more than $50 from forecasted LME aluminum prices in any year of a Plan Period, the Committee will have the discretion to appropriately amend the Award Target to more accurately reflect LME aluminum prices for such year, and the Company's performance will be measured against such amended Award Target.


6.       ISSUANCE OF AWARDS

                  A. On or before March 15 of each calendar year (or, if required, such later date when the annual audited financial statement of the Company are available) the Company shall, with respect to the Plan Period that has just ended, issue to each Participant Performance Shares in an amount equal to such Participant's Award or Adjusted Award.

                  B. Except as provided in Section 6.C., no payment with respect to any Award shall be made to a Participant who is not employed full time by the Company or a Subsidiary on the 31st day of December preceding the date of issuance provided in Section 5.A.

                  C. In the event of death, permanent disability or retirement of a Participant in any year following an Award, the Participant or his representative or designated beneficiaries shall be entitled to receive a portion of the amount calculated under Section 6.A., and payable in the year following death, permanent disability or retirement, determined by multiplying such amount by a fraction, the numerator of which is the number of weeks of full employment during any Plan Period and the denominator of which is 156 for any Plan Period.

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                  D.       If an employee is selected as a Participant at any
                           time other than the beginning of any Plan Period, such Participant shall be entitled to receive a portion of the amount calculated under Section 6.A. by multiplying such amount by a fraction the numerator of which is the number of weeks that such employee was a Participant under the plan during any Plan Period and the denominator of which is 156. For the purposes of this Section 6.D. an employee shall be deemed to have been a Participant under the Plan as of January 1 of the calendar year in which such employee was first selected as a Participant if such selection occurred on or before May 15 of such calendar year, and if such selection occurred after May 15 of any calendar year the employee shall be deemed to have first become a Participant on January 1 of the calendar year immediately following the employee's election as a Participant.

7.       ADMINISTRATION

                  A. Each grant of a Performance Share shall be evidenced by an agreement executed on behalf of the Company by an officer designated by the Compensation Committee and accepted by the recipient. Such agreement shall state that such award is subject to all the terms and provisions of the Plan.

                  B. Full power and authority to amend, modify, terminate, construe, interpret and administer these Guidelines shall be vested in the Committee. Any interpretation of these Guidelines by the Committee or any administrative act by the Committee shall be final and binding on all Participants.

8.       NON-ASSIGNABILITY

         Nothing in these Guidelines shall be deemed to make rights granted pursuant hereto assignable or transferable by a Participant except pursuant to the laws of descent and distribution. No rights under these Guidelines may be hypothecated or encumbered in any manner whatsoever, and creditors of Participants shall have no right or power to obtain all or any portion of grants made hereunder. Any attempted assignment, hypothecation or encumbrance by a Participant shall be null and void. Each Participant may, however, designate one or more beneficiaries under the Plan on a form to be supplied by the Secretary of the Company.



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Adopted by the Board on December 14, 2001.


                                                  /s/ Craig A. Davis
                                                  ------------------------------
                                                      Craig A. Davis, Chairman


/s/ Gerald J. Kitchen
-----------------------------------
Gerald J. Kitchen, Secretary



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